Exhibit 99.1


                Rogers Corporation Reports Third Quarter Results


    ROGERS, Conn.--(BUSINESS WIRE)--Oct. 19, 2005--Rogers Corporation (NYSE:ROG) announced today that for the third fiscal quarter of 2005, net income was $0.49 per diluted share, which includes a net positive adjustment associated with a favorable Internal Revenue Service determination on previous Durel Corporation federal income tax filings. This compares to earnings per diluted share of $0.38 for the third quarter of 2004. Excluding the one-time $1.6 million, or $0.10 per diluted share tax adjustment, non-GAAP net income for this quarter was $6.6 million, or $0.39, which is near the high end of the range of the Company's July 20, 2005 guidance of $0.36 to $0.40 per share.
    Net sales in the third quarter were $83.6 million, compared to the $86.7 million in the third quarter of 2004, slightly lower than the Company's guidance of $85 to $88 million. Although net sales decreased by $3.1 million, quarter-over-quarter, the Company's operating effectiveness improved significantly with operating income up over 29%.
    Printed Circuit Materials sales totaled $35.9 million, down 21% from the third quarter of 2004, due mostly to a decline in flexible circuit material sales. This business's operating profit was $4.4 million, compared to $7.0 million a year ago, when the flexible circuit material product line was running at capacity. Flexible circuit materials sales strengthened throughout the quarter but at a slower rate than anticipated. Rogers expects this sales ramp to continue into the fourth quarter. The Company's high frequency circuit materials product line experienced softness in cellular infrastructure applications early in the quarter, but sales strengthened in September, and this trend is expected to result in a fourth quarter significantly better than last year.
    Third quarter sales of High Performance Foams reached an all-time record of $24.6 million, up 19% over the third quarter of 2004. Operating profit for this business was also a record at $4.7 million, or 19% of sales, compared to $0.2 million in the third quarter of 2004. The increase in profitability is attributed to increased sales in the PORON(R) urethane foam product line, improved operating efficiency in our silicone foam product line, and to a lesser extent, lower losses from the realignment of the Company's polyolefin foam product line after the second quarter restructuring.
    Sales of Polymer Materials and Components totaled $23.2 million for the quarter, up 12% compared to last year's third quarter sales of $20.7 million. This business's operating loss for the third quarter was $2.0 million. Durel electroluminescent lamp (EL) product line sales were up 42% from the third quarter of last year, and mitigated year-over-year sales declines in both elastomer components and bus bars. Although EL sales increased significantly this quarter, a major quality issue, since corrected, and startup costs due to the expansion in China resulted in a significant loss. The Company expects all product lines in this business to have increased sales and profitability in the fourth quarter. Good progress was achieved in the production startup of both the bus bar and Durel product lines in China this quarter and is expected to continue in the fourth quarter.
    Rogers' 50% owned joint ventures had quarterly sales of $22.5 million, down 6% compared to the third quarter of last year. The sales decline was attributed to Rogers Chang Chun Technologies and Rogers' two joint ventures with Inoac Corporation. However, the Company's urethane foam joint venture with Inoac in Suzhou, China, made good progress in achieving customer qualifications and improving operations. At quarter's end, a large customer in Asia qualified product from this joint venture, which should generate improved results in the fourth quarter. Rogers expects all of its joint ventures to have increased sales and profits next quarter.
    Despite slightly lower sales, and having expanded capacity over the year, third quarter gross margin was 29% compared to 28% a year ago. The decline in other income was primarily due to a decline in joint venture profits and lower royalties.
    The Company's cash and short-term investments ended the quarter at $31.9 million. Rogers' capital expenditures in the quarter were $13.2 million and inventories ended the quarter down slightly at $41.8 million. The Company remains debt free and capital expenditures continue to be funded from operations. Additionally, $0.3 million was spent buying back shares during the quarter, adding to a total repurchase of $15.5 million since the current program began.
    Robert D. Wachob, President and CEO, commented, "Our current market position and outlook for Rogers fourth quarter remains strong. Although we experienced sales declines with some of our product lines, I am happy with our progress with both our capacity expansion projects in China and improved operational execution. We expect the printed circuit materials business sales to increase in the fourth quarter, our high performance foams business to remain relatively strong, and the polymer materials and components business to make strides in reducing the losses associated with the startup projects. For the fourth quarter we expect sales to be between $85 and $88 million, and earnings per diluted share in the range of $0.40 to $0.44."

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2004 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of October 19, 2005, and Rogers undertakes no duty to update this information unless required by law.

    Additional Information and October 20th Conference Call

    For more information, please contact the Company directly, visit Rogers web site on the Internet, or send a message by email.

    Web site Address: http://www.rogerscorporation.com

    Financial News Contact: Paul B. Middleton, Acting Chief Financial Officer and Corporate Controller, Phone: 860-774-9605, FAX:
860-779-4714

    Editorial Contact: Edward J. Joyce, Manager of Investor and Public Relations, Phone: 860-779-5705, FAX: 860-779-5509, Email:
edward.joyce@rogerscorporation.com

    A conference call to discuss third quarter results will be held on Thursday, October 20th at 9:00AM (Eastern Time).

    The Rogers participants in the conference call will be:

    Robert D. Wachob, President and CEO
    Paul B. Middleton, Acting CFO and Corporate Controller Robert M. Soffer, Vice President, Treasurer and Secretary Debra J. Granger, Director, Corporate Compliance and Control Edward J. Joyce, Manager of Investor and Public Relations

    A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call:

    1-800-574-8929 Toll-free in the United States
    1-706-634-1907 Internationally

    There is no passcode for the live teleconference.

    For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern
Time), Thursday October 27, 2005. The pass code for the audio replay is 1417001.

    The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation web site at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers web site beginning two hours following the webcast.


Consolidated Statements of Income

                                  Three Months         Nine Months
                                      Ended               Ended
(IN THOUSANDS, EXCEPT            Oct. 2,  Oct. 3,   Oct. 2,    Oct. 3,
 PER SHARE AMOUNTS)               2005     2004      2005       2004
------------------------------- -------- -------- ---------- ---------
Net Sales                       $83,626  $86,740  $ 253,527  $277,733
Costs and Expenses:
 Cost of Sales(a)                59,307   62,430    181,602   188,372
 Selling and Administrative(b)   12,369   13,447     41,718    42,343
 Research and Development         4,897    5,412     15,133    14,979
 Impairment Charge(c)                 -        -     20,030         -
                                 -------  -------  ---------  --------
Total Costs and Expenses(d)      76,573   81,289    258,483   245,694
                                 -------  -------  ---------  --------
Operating Income (Loss)           7,053    5,451     (4,956)   32,039
 Other Income (Loss) less Other
  Charges                         1,000    3,132      3,254     8,487
 Interest Income/(Expense), Net     194       31        556       131
                                 -------  -------  ---------  --------
Income (Loss) Before Taxes        8,247    8,614     (1,146)   40,657
 Income Taxes                        31    2,153     (5,674)   10,164
                                 -------  -------  ---------  --------
Net Income (Loss)               $ 8,216  $ 6,461  $   4,528  $ 30,493
                                 -------  -------  ---------  --------
Net Income (Loss) Per Share:
 Basic                          $  0.51  $  0.39  $    0.28  $   1.87
 Diluted                        $  0.49  $  0.38  $    0.27  $   1.78
Shares Used in Computing:
 Basic                           16,267   16,460     16,314    16,342
 Diluted                         16,727   17,140     16,756    17,120


(a) Nine months ended includes $1,158 write down of inventory associated with the polyolefin foam operation

(b) Nine months ended includes $440 of receivable write offs associated with the polyolefin foam operation

(c) Nine months ended includes $19,766 of charges related to impairment of long-lived assets associated with the polyolefin foam operation and $264 related to the impairment of a held-for-sale building formerly used for the Elastomer Components Division in South Windham, CT.

(d) Including Depreciation and Amortization of: 2005 - $4,182 &
    $14,658; 2004 - $4,222 & $13,226


Consolidated Balance Sheets

                                                Oct. 2,      Jan. 2,
(IN THOUSANDS)                                    2005        2005
--------------------------------------------- ------------ -----------
Assets
 Current Assets:
   Cash and Cash Equivalents                      $31,907     $37,967
   Short-term Investments                               -       2,000
   Accounts Receivable, Net                        59,711      57,264
   Accounts Receivable - Joint Ventures             5,905       5,176
   Note Receivable, Current                         2,099       2,100
   Inventories                                     41,845      49,051
   Asbestos-related insurance receivables           7,154       7,154
   Other Current Assets                            13,001      12,222
                                              ------------ -----------
     Total Current Assets                         161,622     172,934
                                              ------------ -----------
 Notes Receivable, Long-term                        4,200       4,200
 Property, Plant and Equipment, Net               131,764     140,384
 Investment in Unconsolidated Joint Ventures       18,154      18,671
 Pension Asset                                      5,831       5,831
 Goodwill and Other Intangible Assets, Net         22,720      29,072
 Asbestos-related insurance receivables            28,803      28,803
 Other Assets                                       5,441       5,300
                                              ------------ -----------
     Total Assets                                $378,535    $405,195
                                              ------------ -----------
Liabilities and Shareholders' Equity
 Current Liabilities:
   Accounts Payable                               $17,945     $21,117
   Accrued Employee Benefits and Compensation      16,451      18,427
   Asbestos-related insurance liabilities           7,154       7,154
   Other Current Liabilities                       11,551      10,689
                                              ------------ -----------
     Total Current Liabilities                     53,101      57,387
                                              ------------ -----------
 Noncurrent Deferred Income Taxes                   5,023      14,111
 Noncurrent Pension Liability                      12,775      14,757
 Noncurrent Retiree Health Care & Life
  Insurance Benefits                                6,483       6,483
 Asbestos-related insurance liabilities            29,045      29,045
 Other Long-term Liabilities                        1,367       2,045
 Shareholders' Equity                             270,741     281,367
                                              ------------ -----------
     Total Liabilities and Shareholders'
      Equity                                     $378,535    $405,195
                                              ------------ -----------

These statements are subject to year-end audit.


Reconciliation of Third Quarter Non-GAAP Net Income

GAAP Net Income, Millions                                        $8.2
Less Tax Adjustment, Millions                                     1.6
----------------------------------------------------------------------
       Non-GAAP Net Income, Millions                             $6.6


Reconciliation of Third Quarter Non-GAAP Earnings per Share

GAAP Earnings per Diluted Share                                 $0.49
Less Tax Adjustment per share                                    0.10
----------------------------------------------------------------------
       Non-GAAP Earnings per Diluted Share                      $0.39


Notes to our Non-GAAP Financial Measures:

Rogers believes that net income from continuing operations and diluted earnings per share, excluding the effect of the one-time tax adjustment, is useful information for investors and should be presented in addition to income determined in accordance with generally accepted accounting principles (GAAP).

The one-time tax adjustment is the result of an Internal Revenue
Service audit of Durel Corporation tax filings for certain years prior to the Company's acquisition of this business in 2003.


    CONTACT: Rogers Corporation
             Edward J. Joyce, 860-779-5705
             edward.joyce@rogerscorporation.com